Exhibit 10.10

SHARE PURCHASE AGREEMENT

Effective as of June 23, 2010

Between

RISE AND GROW LIMITED

and

BEIJING ZYTX TECHNOLOGY CO., LTD.

(collectively, as the “Seller”)

and

EVER TREND INVESTMENT LIMITED

and

BEIJING SAN TENG DA FEI TECHNOLOGY CO., LTD.

(collectively, as the “Buyer”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is effective as of June 23, 2010 (the “ Effective Date ”), by and between Ever Trend Investment Limited, a Hong Kong limited company (“ETI”) and Beijing San Teng Da Fei Technology Development Co., Ltd.(“STDF”), a company organized under the laws of the People’s Republic of China (the “PRC”) and is a Variable Interest Entity (“VIE”) controlled by ETI through its wholly-owned PRC subsidiary Run Ze Yong Cheng (Beijing) Technology Co., Ltd. (ETI and STDF are collectively referred to as the “Buyer ”), and Rise and Grow Limited (“R&G”), a Hong Kong limited company, and Beijing ZYTX Technology Co., Ltd.(“ZYTX ”), a company organized under the laws of PRC and is a VIE controlled by R&G through its wholly-owned PRC subsidiary New Fortune Associate (Beijing) Information Technology Co., Ltd. (“NFA”) (R&G and ZYTX are collectively referred to as the “Seller”), and also Liu Yong is a resident of PRC, excluding Hong Kong, Macau and Taiwan (“Agent”), who is representative and trust agent of the Seller to carry out the completion of the transaction,.

PRELIMINARY STATEMENT

Seller are owners, beneficially and of record, of all of the registered capital and equity interest of Guang Hua Insurance Agency Company Limited, a limited liability company organized under the laws of PRC (the “Company”). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the paid-up capital, all issued and outstanding equity stock and all assets of the Company, which assets include but not limited to the assets identified in the schedules attached to this Agreement, on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements hereinafter set forth, Buyer and Seller agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1 In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Balance Sheet” has the meaning specified in Section 4.4.

“Balance Sheet Date” means March 31, 2010.

“Buyer” means ETI together with its VIE, STDF, which is controlled by ETI through its wholly-owned subsidiary, RZYC, as set forth in the preamble to this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“China” or “PRC” means the People’s Republic of China.

“Claim Notice” has the meaning specified in Section 10.3.

“Closing” means the closing of the transfer of the Shares, as defined below, from Seller to Buyer.

“Closing Date” has the meaning specified in Section 3.1.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” has the meaning specified in Section 4.16.

“Copyrights” means United States and foreign copyrights, copyrightable works, and mask work, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Law” means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety and all foreign or state equivalents thereof.

“ETI” means Ever Trend Investment Limited, a company organized under the laws of Hong Kong.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Governmental Body” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Permits” has the meaning specified in Section 4.9.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

“Leased Real Property” has the meaning specified in Section 4.10.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of the Company.

“NFA” means New Fortune Associate (Beijing) Information Technology Co. Ltd., a company organized under the laws of the PRC and a wholly-owned subsidiary of R&G as set forth in the preamble to this Agreement.

“Owned Software” has the meaning specified in Section 4.12(g).

“Patent Rights” means Hong Kong, PRC and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means: (i) liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Purchase Price” has the meaning specified in Section 2.2.

“R&G” means Rise and Grow Limited, a company organized under the laws of Hong Kong.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“RMB” means the legal currency of the People’s Republic of China.

“RZYC” means Run Ze Yong Cheng (Beijing) Technology Co. Ltd., a company organized under the laws of the PRC and a wholly-owned subsidiary of ETI as set forth in the preamble to this Agreement.

“Seller” means R&G together with its Variable Interest Entity, ZYTX, which is controlled by R&G through its wholly-owned subsidiary, NFA, as set forth in the preamble to this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Shares” means all of the paid-up capital, all issued and outstanding equity  interest of the Company.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“STDF” means Beijing San Teng Da Fei Technology Development Co. Ltd., a company organized under the laws of the PRC and is a VIE controlled by ETI through its wholly-owned PRC subsidiary RZYC.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, or at any relevant time owned, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or (b) is a general partner.

“Tax” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment or attachment to any of the foregoing relating to Taxes.

“Trademarks” means Hong Kong, PRC and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

“VIE” means Variable Interest Entity.

“ZYTX” means Beijing ZYTX Technology Co. Ltd., a company organized under the laws of the PRC and is a VIE controlled by R&G through its wholly-owned PRC subsidiary NFA.

Section 1.2 Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement. References herein to the knowledge of a party or matters or information known to a party mean the actual knowledge or conscious awareness of the Chief Executive Officer, Chief Financial Officer, Chairman of the Board or Manager of such party.

ARTICLE 2
PURCHASE AND SALE OF SHARES; PURCHASE PRICE

Section 2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to STDF, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances (except for Permitted Encumbrances).

Section 2.2 Purchase Price. The purchase price for the Shares shall be HK$1 in cash (the “Purchase Price”).

ARTICLE 3
CLOSING

Section 3.1 Closing Date. The Closing shall take place at 9:00 A.M., local time or such later date as may be agreed upon by Buyer and Seller on the day when the conditions set forth in Article 8 have been satisfied, at such place as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date ”.

Section 3.2 Payment of Purchase Price.

(a) Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the account designated by the Seller.

Section 3.3 Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8.1 , at the Closing, Buyer shall deliver to Seller all the following:

(a) Copy of ETI’s Certificate of Incorporation certified as of a recent date by the appropriate office in Hong Kong;

(b) Copy of STDF’s Certificate of Incorporation (or equivalent) certified as of a recent date by the appropriate office in China;

(c) Certificate of good standing of ETI (or the equivalent) issued as of a recent date by the appropriate office in Hong Kong;

(d) Certificate of good standing of STDF (or the equivalent) issued as of a recent date by the appropriate office in China;

(e) Resolutions of the Board of Directors of ETI (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and

(f) Resolutions of the Board of Directors of STDF (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby.

Section 3.4 Seller’ Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8.2, at Closing, Seller shall deliver to Buyer all the following:

(a) Copy of R&G’s Certificate of Incorporation certified as of a recent date by the appropriate office in Hong Kong;

(b) Copy of ZYTX’s Certificate of Incorporation (or equivalent) certified as of a recent date by the appropriate office in The People’s Republic of China;

(c) Certificate of good standing of R&G (or the equivalent) issued as of a recent date by the appropriate office in Hong Kong;

(d) Certificate of good standing of ZYTX (or the equivalent) issued as of a recent date by the appropriate office in The People’s Republic of China;

(e) Resolutions of the Board of Directors of R&G (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and

(f) Resolutions of the Board of Directors of ZYTX (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby jointly and severally represent and warrant to Buyer and agree as follows:

Section 4.1 Title to the Shares; Authority of Seller.

(a) As of the Closing Date, each Seller has good and valid title to their respective Shares, free and clear of any and all Encumbrances whatsoever, and none of the Shares are subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares are subject to any restriction on transfer thereof except for restrictions under applicable laws. Upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Seller will convey good and valid title to the Buyer of all of the Shares, free and clear of any and all Encumbrances whatsoever, except for restrictions on transfer under applicable laws.

(b) Seller have full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(c) Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of Seller or the Company, under (1) the charter or Bylaws of the Company, (2) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller or the Company is a party or any of the respective assets or properties of Seller or the Company is subject or by which Seller or the Company is bound, (3) any Court Order to which Seller or the Company is a party or any of the respective assets or properties of Seller or the Company is subject or by which Seller or the Company is bound, or (4) any Requirements of Laws affecting Seller or the Company or their respective assets or properties; or

(ii) require the approval, consent, authorization or act of, or the making by Seller or the Company of any declaration, filing or registration with, any Person.

Section 4.2 Organization and Capital Structure of the Company.

(a) The Company is a company duly organized, validly existing and in good standing under the laws of the People’s Republic of China. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions is transacts business. No other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify. The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(b) The registered capital of the Company is RMB20,000,000. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company. No holder of Company Common Stock has any preemptive, stock purchase or other rights to acquire Company Common Stock. All of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Seller are the record and beneficial owner of one hundred percent (100%) of the shares of Company Common Stock. All of such shares of Company Common Stock are so owned free from all Encumbrances of any kind.

(c) True and complete copies of the Certificate of Incorporation (or the equivalent) and all amendments thereto, of the Charter, as amended to date, and of the stock ledger of the Company have been delivered to Buyer.

Section 4.3 Subsidiaries and Investments. The Company does not have any Subsidiaries.

Section 4.4 Financial Statements. Schedule 4.4 contains (i) the unaudited balance sheet of the Company as of March 31, 2010, (such balance sheet being herein called the “ Balance Sheet ”) and the related statements of income and cash flows for the three months then ended. All such statements were (or shall have been) prepared in conformity with GAAP and fairly present the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

Section 4.5 Operations Since Balance Sheet Date.

(a) Since the Balance Sheet Date, there has been:

(i) no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations, condition or prospects of the Company.

Section 4.6 No Undisclosed Liabilities. The Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 4.7 Reserved.

Section 4.8 Availability of Assets. The assets owned or leased by the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

Section 4.9 Governmental Permits. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted, including, without limitation, all licenses necessary to operate as an insurance agent in China (herein collectively called “Governmental Permits”). Schedule 4.9  sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.

Section 4.10 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.10(B) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by, and the space occupied under, such lease or other agreement) under which (i) the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “ Leased Real Property ”). Except as set forth in such Schedule, the Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Seller’s or the Company’s possession and any policies of title insurance currently in force and in the possession of Seller or the Company with respect to each such parcel of Leased Real Property have heretofore been delivered by Seller to Buyer.

(c) Neither the whole nor any part of any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority, and, to the best knowledge of Seller or the Company, no such condemnation or other taking is threatened or contemplated.

Section 4.11 Personal Property.

(a) Schedule 4.11(A) contains a detailed list of all equipment, vehicles, furniture and other personal property owned by the Company having an original cost of RMB100,000 or more. The Company has good and marketable title to all of its assets and properties free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Schedule 4.11(B) contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of thirty (30) days or less, or which involves the payment by the Company of rentals of less than RMB400,000 per year.

Section 4.12 Intellectual Property; Software.

(a) Schedule 4.12 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all Copyrights, Patent Rights and Trademarks owned by, licensed to or used by the Company.

(b) Schedule 4.12 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company, except Software licensed to the Company that is available in consumer retail stores and subject to “shrink-wrap” license agreements.

(c) Schedule 4.12 contains a list and description (showing in each case the parties thereto and the material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 4.12, (ii) any Trade Secrets owned by, licensed to or used by the Company or (iii) any Software listed in Schedule 4.12 ..

(d) The Company either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in its assets and properties, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

(e) (i) All registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 4.12 as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company, and to the knowledge of Seller and the Company, there is no basis for any such action; (iv) the Company has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets; and (v) the Company is not in breach of any agreement affecting the Intellectual Property, and has not taken any action which would impair or otherwise adversely affect its rights in the Intellectual Property. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 4.12  as being owned by the Company; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 4.12  as being owned by the Company (together with any subsequent correspondence, notices or filings relating to the foregoing) have heretofore been delivered by Seller to Buyer.

(f) (i) No infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business; (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Company’s business; (iii) no claim of invalidity of any Copyright, Trademark or Patent Right, Software or Trade Secret has been made; (iv) no proceedings are pending or, to the knowledge of the Company, threatened which challenge the validity, ownership or use of any Intellectual Property; and (v) neither Seller nor the Company has had notice of, or knowledge of any basis for, a claim against Seller that the operations, activities, products, software, equipment, machinery or processes of the Company infringe any Intellectual Property of any other Person.

(g) (i) The Software included in the assets and properties of the Company is not subject to any transfer, assignment, reversion, site, equipment, or other limitations; (ii) the Company has maintained and protected the Software included in the assets and properties of the Company that it owns (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Company has copies of all prior releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (vii) the Owned Software does not infringe any Intellectual Property of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, enhance, modify, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

(h) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

Section 4.13 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business.

Section 4.14 Reserved.

Section 4.15 Employee Relations.

(a) The Company is not involved in any labor dispute or, to the knowledge of the Company, is any such dispute threatened. None of the Company’s employees is a member of a union and the Company believes that its relations with its employees are good.

(b) Neither the Company nor any officer, employee or agent or other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospects of the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) for establishment or maintenance of any concealed fund or concealed bank account.

Section 4.16 Contracts.

(a) The Company is not a party to or bound by:

(i) any contract for the purchase, sale or lease of real property;

(ii) any contract for the sale of goods or services which involved the payment of more than RMB250,000 in fiscal year ended 2009, which the Company reasonably anticipates will involve the payment of more than RMB250,000 in fiscal year ending 2010 or which extends beyond fiscal year ending 2011;

(iii) any contract for the purchase, licensing or development of software to be used by the Company;

(iv) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(v) any guarantee of the obligations of customers, officers, managers, directors, employees, Affiliates or others;

(vi) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(vii) any contract not made in the ordinary course; or

(viii) any other contract, agreement, commitment, understanding or instrument which is material to the Company.

 (b) Each of the leases, contracts and other agreements listed in Schedules 4.10(B), 4.11(B), and 4.12 (collectively, the “Company Agreements ”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Company Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. None of the Company Agreements contains terms unduly burdensome to the Company or is harmful to its business. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Buyer by Seller.

Section 4.17 No Violation, Litigation or Regulatory Action.

(a) the assets of the Company and their uses comply with all applicable Requirements of Laws and Court Orders;

(b) the Company has complied with all Requirements of Laws and Court Orders which are applicable to its assets or business;

(c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of Seller or the Company, threatened against or affecting the Company nor, to the best knowledge of Seller or the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant;

(d) there is no action, suit or proceeding pending or, to the best knowledge of Seller or the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(e) to the best knowledge of Seller or the Company, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or is pending which could adversely affect the Company.

Section 4.18 Environmental Matters. The operations of the Company comply with all applicable Environmental Laws.

Section 4.19 Insurance. Schedule 4.19 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the Company on the date hereof. Seller shall (and shall cause the Company to) keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Seller has complied (or has caused the Company to comply) with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Seller has delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and properties of the Company.

Section 4.20 Intentionally Not Used.

Section 4.21 Bank Accounts; Powers of Attorney; Minute Books. True and complete copies of the minute books of the Company have been delivered to Buyer. Such minute books contain true and complete records of all meetings and other corporate action taken by the Board of Directors and stockholders of the Company.

Section 4.22 No Finder. Neither Seller, the Company nor any Person acting on their behalf have paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.23 Intentionally Not Used.

Section 4.24 Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules referred to in this Article 4, and none of the other information or documents furnished to Buyer or any of its representatives by Seller or the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the Company or its business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

Section 5.1 Organization of Buyer.

(a) ETI is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(b) STDF is a company duly organized, validly existing and in good standing under the laws of the PRC and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

Section 5.2 Authority of Buyer.

(a) ETI has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by ETI have been duly authorized and approved by ETI’s board of directors and do not require any further authorization or consent of ETI or its stockholders. This Agreement has been duly authorized, executed and delivered by ETI and is the legal, valid and binding agreement of ETI enforceable in accordance with its terms, has been duly authorized by ETI and upon execution and delivery by ETI will be a legal, valid and binding obligation of ETI enforceable in accordance with its terms.

(b) STDF has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by STDF have been duly authorized and approved by STDF’s board of directors and do not require any further authorization or consent of STDF or its stockholders. This Agreement has been duly authorized, executed and delivered by STDF and is the legal, valid and binding agreement of STDF enforceable in accordance with its terms has been duly authorized by STDF and upon execution and delivery by STDF will be a legal, valid and binding obligation of STDF enforceable in accordance with its terms.

Section 5.3 Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificates of Incorporation or Charters of ETI or STDF, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either ETI or STDF is a party or any of their properties are subject or by which they are bound, (3) any Court Order to which either ETI or STDF is a party or by which it is bound or (4) any Requirements of Laws affecting either ETI or STDF; or

(b) require the approval, consent, authorization or act of, or the making by either ETI or STDF of any declaration, filing or registration with, any Person.

ARTICLE 6
Intentionally Not Used.

ARTICLE 7
Intentionally Not Used.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

Section 8.1 Conditions to Buyer’s Obligations. The obligations of Buyer to purchase the Shares pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Each of the representations and warranties of R&G contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of R&G by an authorized officer of R&G, in addition to the other deliveries specified in Section 3.4.

(b) Each of the representations and warranties of ZYTX contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of ZYTX by an authorized officer of ZYTX, in addition to the other deliveries specified in Section 3.4.

Section 8.2 Conditions to Seller’ Obligations. The obligations of Seller to sell the Shares pursuant to this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Each of the representations and warranties of ETI contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of ETI by an authorized officer of ETI, in addition to the other deliveries specified in Section 3.3.

(b) Each of the representations and warranties of STDF contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of STDF by an authorized officer of STDF, in addition to the other deliveries specified in Section 3.3.

ARTICLE 9
[Reserved]

ARTICLE 10
INDEMNIFICATION

Section 10.1 Indemnification by Seller.

(a) Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses and Expense incurred by Buyer up to the Purchase Price in connection with or arising from:

(i) any breach by Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

(ii) any failure of Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement; or

(iii) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

provided that, without limitation of Seller’s indemnification obligations under clause (i) or (ii) of this subsection (a), Seller shall be required to indemnify and hold harmless under clause (iii) of this subsection with respect to Loss and Expense incurred by Buyer as a result of inaccuracies only to the extent that the aggregate amount of such Loss and Expense exceeds RMB100,000.

(b) The indemnification provided for in this Section 10.1 shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer under this Section 10.1 thereafter), except that the indemnification by Seller shall continue as to:

(i) the representations and warranties of Seller set forth in Sections 4.1 and 4.2;

(ii) any Loss or Expense of which Buyer has notified Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1 , as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 10 and Seller shall have reimbursed Buyer for the full amount of such Loss and Expense in accordance with this Article 10.

Section 10.2 Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold harmless Seller from and against any and all Loss and Expense incurred by Seller up to the Purchase Price in connection with or arising from:

(i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

(ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement; or

(iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

provided that, without limitation of Buyer’s indemnification obligations under clauses (i) and (ii) of this subsection (a), Buyer shall be required to indemnify and hold harmless under clause (iii) of this subsection with respect to Loss and Expense incurred by Seller only to the extent that the aggregate amount of such Loss and Expense exceeds RMB100,000.

(b) The indemnification provided for in this Section 10.2 shall terminate two (2) years after the Closing Date (and no claims shall be made by Seller under this Section 10.2  thereafter), except that the indemnification by Buyer shall continue as to:

(i) the representations and warranties of Buyer set forth in Sections 5.1 and 5.2; and

(ii) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 10.3  on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2 , as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 10 , and Buyer shall have reimbursed Seller for the full amount of such Loss and Expense in accordance with this Article 10 .

Section 10.3 Notice of Claims.

(a) Any party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (i) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10  shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

Section 10.4 Third Person Claims.

(a) Subject to Section 10.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) calendar days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the Company or its business, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

ARTICLE 11
[Reserved]

ARTICLE 12
GENERAL PROVISIONS

Section 12.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

(a) If to Buyer (or to the Company after the Effective Date), to:

Ever Trend Investment Limited
Flat/Room 42, 4F, New Henry House
10 Ice House Street, Central, Hong Kong
Attention:	Ms. Junjun Xu
Facsimile #:	86 – 10 – 8721 6018

 (b) If to Seller, at:

Rise and Grow Limited
Flat/Room 42, 4F, New Henry House
10 Ice House Street, Central, Hong Kong
Attention:	Ms. Junjun Xu
Facsimile #:	86 – 10 – 8721 6018

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 12.2 Successors and Assigns.

(a) Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.3 any right, remedy or claim under or by reason of this Agreement.

Section 12.3 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 12.4 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.6 Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

Section 12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of Hong Kong.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed the day and year first above written.

BUYER:

EVER TREND INVESTMENT LIMITED

(Witness)
/s/ Mingfei YANG	By:	/s/
	Name:	Junjun XU
Name: Mingfei YANG	Title:	Chief Executive Officer

BEIJING SAN TENG DA FEI TECHNOLOGY DEVELOPMENT CO., LTD.

(Witness)
/s/ Mingfei YANG	By:	/s/
	Name:	Qifa JIANG
Name: Mingfei YANG	Title:	Chief Executive Officer

SELLER:

RISE AND GROW LIMITED

(Witness)
/s/ Mingfei YANG	By:	/s/
	Name:	Junjun XU
Name: Mingfei YANG	Title:	Chief Executive Officer

BEIJING ZYTX TECHNOLOGY CO., LTD.

(Witness)
/s/ Mingfei YANG	By:	/s/
	Name:	Junjun XU
Name: Mingfei YANG	Title:	Chief Executive Officer

SCHEDULE 4.4
UNAUDITED BALANCE SHEET
Guang Hua Insurance Agency Company Limited
For the period ended March 31, 2010
Unaudited Balance sheet
3.31.2010
USD
Assets
Non-current assets
Fixed assets, net	31,475
Intangible assets, net	1,032,530
Rental deposit	2,633
1,066,638

Current Assets
Cash and cash equivalents	22,498
Accounts Receivable	3,147
Deposit and prepayment	2,829
Amount due from a group co.	1,426,264
Deferred tax asset	101,930
Total current assets	1,556,668

Total assets	2,623,306
Liabilities
Current Liabilities
Accounts payable	-
Accrued expenses	8,217
Other payables	5,870
Other tax payable	2,403
Deferred tax liability	6
CIT payable	6,280
Total current liabilities and total liabilities	22,776

Equity
Share Capital	2,716,191
Exchange reserve	206,104
Retained earnings	-205,186
Loss for the period / year	-116,579
Total Equity	2,600,530
Total liabilities and equity	2,623,306

SCHEDULE 4.9
GOVERNMENTAL PERMITS OF
GUANG HUA INSURANCE AGENCY COMPANY LIMITED

Business License for Enterprise as Legal Person

(Duplicate Copy) (1-1)

    Registration No.: 110000008987818

Name: Guang Hua Insurance Agency Company Limited

Add: Room508, Building 1, No. 8, Dongdaqiao Road, Chaoyang District, Beijing

Legal Representative: Liu Yong

Registered Capital: RMB20 million

Paid-in Capital: RMB20 million

Type of the Company: Company of Limited Liability (Sole Corporation)

Scope of Business: Licensing items: Develop insurance programs for policyholders, select the insurers and handle insurance procedures; assist the insured or the beneficiary in pursuing claims; reinsurance brokerage business; provide disaster prevention, loss prevention or risk assessment, risk management consulting services for the clients; other businesses approved by China Insurance Regulatory Commission.

 General business items: None.

Date of Establishment: October 20, 2005

Business Term: from October 20, 2005 to October19, 2035

Please report to the register office for annual inspection during the period from March1 to June 30 each year.

NOTICE

1. The Business License is the certificate for an enterprise that obtains legal person qualification and legal operation.

2. The Business License is made out in an original copy and a duplicate copy. Both copies have the same legal forces.

3. The original copy of business license shall be placed in a conspicuous position in the address of the enterprise as a legal person.

4. Any fabrication, alteration, lease, lending or transfer of the Business License is prohibited.

5. The enterprise shall apply an alternation registration to the original registration office for any changes of the registered items. and for updating the license.

6. The registration authority shall proceed with an annual inspection on the enterprise as a legal person from March 1 to June 30.

7. In case the license is suspended, the company shall not conduct any activity not concerned with the liquidation.

8. The enterprise should return the original and duplicate copies of the business license when canceling the registration.

9. If the License is lost or damaged, the company shall announce it invalid in the newspaper and periodical designated by the company registration authority, and shall apply for replacement.

Annual Inspections
Inspected in 2009      March 3, 2010
(Special seal for annual inspection of Chaoyang Branch of
Beijing Administration for Industry and Commerce)

Chaoyang Branch of Beijing Administration for Industry and Commerce (seal)
June 23, 2010

Printed by the State Administration of Industry and Commerce of PRC

Operation Permit for Insurance Agency Business

Name of Organization: Guang Hua Insurance Agency Company Limited.

Date of Establishment: January 4, 2006

Address: Room508, Building 1, No. 8, Dongdaqiao Road, Chaoyang District, Beijing

Organization Code: J12811VBJ

Scope of Business: Licensing items: Develop insurance programs for policyholders, select the insurers and handle insurance procedures; assist the insured or the beneficiary in pursuing claims; reinsurance brokerage business; provide disaster prevention, loss prevention or risk assessment, risk management consulting services for the clients; other businesses approved by China Insurance Regulatory Commission.

China Insurance Regulatory Commission (seal)
July 13, 2010

Date of expiry: January 4, 2013

SCHEDULE 4.10(B)
LEASED REAL PROPERTY OF
GUANG HUA INSURANCE AGENCY COMPANY LIMITED

Rental Contract

The Lessor: Mrs. Duan Yanyan (hereinafter called as Party A)

The Lessee: Guang Hua Insurance Agency Company Limited (hereinafter called as Party B)

This Contract is based on the principles of equal, voluntary, faithful and mutual benefits. Upon full negotiation, Party A and Party B hereby agreed as follows.

Article Ⅰ the Leased Property

Leased Property: with a construction area of 167.19 square meters (leased area), the Leased Property is located at Room 508, Building 1, Number 8, Dongdaqiao Road, Chaoyang District, Beijing, China.

Lease Purpose: the Leased Property shall only be for office use, rather than other purposes.

Article Ⅱ Lease Term

This Property shall be leased out for 12 months from February 01, 2010 through January 31, 2011 (specific lease date shall be the rental calculation date.)

This Contract shall be valid and effective from the signing date. This Contract shall be invalid after the lease term expires and both Parties fully perform their respective obligations.

Article Ⅲ Rent Standard, Payment Mode and Currency

    Rental rate: During the Lease term, the Property rental rate shall be RMB 18000 Yuan per month. The total rental herein shall be RMB 216000 Yuan (excluding the Deposit).

Other expenses: Party B shall cover and pay water expense, electricity expense, cleaning expense, coal gas expense, cable TV expense, telephone expense and other relevant expenses during the Lease term. Party B shall carefully keep expense payment bills during the Lease Term. Those unpaid expenses shall be deducted from the Deposit when this Contract expires. The heating expense shall be covered and paid by Party A.

    Payment approach: The Rental shall be calculated every month since the Lease Date, and shall be paid by Party B at 4 times (every season).

    Every rental payment amount is: RMB 54000 Yuan. Party B shall pay the first rental to Party A when this Contract is signed and concluded.

    Payment currency: The amount herein shall be settled in RMB.

    After this Contract is effective, Party B shall not, at any reason, delay or refuse to pay the rental.

    If and wherever Party B fails to pay the rental ten days after the payment period, Party A shall have the right to withdraw the Leased Property from Party B. At the same time, this Contract shall be terminated and no Deposit shall be returned.

Article Ⅳ the Deposit

    In order to ensure that Party B will faithfully perform this Contract and cherish all facilities and devices in the leased Property, Party B shall, when signing this Contract, pay to Party A the first rental and a deposit of RMB 18000 Yuan.

    When the lease period expires, if Party B owes to Party A rental, late payment interest or other expense, Party A shall have the right to deduct relevant amount from the deposit. In case the deposit fails to offset and cover the aforesaid amount, Party A shall have the right to claim Party B against the outstanding amount, till the payment is fully made.

    During the lease period, Party B shall not use the deposit to offset and cover the payable rental or other expenses.

    Deposit withdrawal procedures: When the lease period expires, if Party B abides by all articles and clauses herein, if Party B goes through Property hand-over procedures in accordance with the stipulations of Article 8 herein, Party A shall return to Party B the deposit after deducting payable amount. No interest shall be calculated in the Deposit. If Party B desires to renew the lease, the deposit shall be disposed upon amicable negotiation by and between Party B and Party A.

Article Ⅴ Property Usage and Maintenance

    Party B shall cherish the facilities and devices in the leased Property, and shall clear the Property and conduct necessary maintenance. In case of any damage, Party B shall repair it into good conditions and cost relevant expense.

    Party B shall not alter or modify the original power and gas pipelines, telecommunication lines, water and sewage lines, internal and external doors and windows, or Property structure.

    In case a disaster or crime occurs in the leased Property, Party B may deem it as an emergency, when Party A is entitled to enter the Property to handle, without giving a prior notice to Party B.

    Party B shall abide by relevant property management regulations and rules as stipulated by the property management company (or property management personnel) where the leased Property is located.

    During the lease period, Party B shall carefully use water, power and gas. In case of abnormal condition, Party B shall immediately adopt measures to ensure the safety to the Property and persons.

    In case of gas leak, Party B shall immediately cut off the general valve, and open doors and windows. Party B should not use fans or other electric devices, so as to prevent further gas leak and fire.

    The plug shall be pulled out when electric device part is changed or electric device is not used for a long time. In order to prevent electricity accident, Party B should often turn off the general value (It is better that two persons are present).

    When the air-conditioner is not used, Party B should pull out the plug, and take out the batteries from the telecontroller.

    When leaving the Property, Party B should turn off lights, water, power and gas. Smoking should be controlled in the leased Property.

Article VI  Rights and obligations of both parties

    Party A shall provide Party B with the house on schedule.

    Party A shall respect living privacy of Party B.

    Party A shall assist Party B to handle related matter between leased house and property management company or management office

    Party B shall comply with various national laws, regulations, if behaviors violating law and discipline in leased house, Party A shall immediately recover the house and investigate legal liability of responsible person of Party B.

    Party B shall not sublease leased house by subletting, transfer, mortgage or other way, once found, Party A shall immediately recover the house and investigate legal liability of responsible person of Party B.

    Party B shall pay various expense set forth in this contract on schedule.

    Party B shall abide by public morality, maintain public health, protect public facilities, Party B shall compensate for damage of public facilities at original cost.

    Party B shall be obligated to take all proper measures before disastrous climate arises, to protect from damage of internal of leased house.

    The house leased by Party B shall only be limited to person registered in appendixes thereof for living, in case of alternation, increasing number of residents, it shall notify Party A and provide related certificate.

    Party B shall cooperate with inspection work on house (Party A shall contact with Party B in advance)

    If Party B wishes to continue to rent the house, it shall apply to Party A one month in advance before this contract is expired.

    Party B shall be responsible for physical injury, property loss and its joint liability of other resident or Party B itself.

    Party B shall be obligated to timely convey various notices of property management company or relating to leased house to Party A during contract period.

Article VII  Breach and compensation

After Party A and Party B sign the contract, and Party B has paid down payment and security deposit, if Party A fails to provide Party B with leased house, Party B has the right to recover the rent for the period delay in living until this contract is terminated.

    During contract period, without written consent of Party B, if Party A announces to increase rent unilaterally, Party B has the right to reject to pay the part of rent higher than amount stated in this contract.

    During contract period, if either party wishes to early terminate this contract unilaterally, it shall notify the other party in writing one month in advance, and shall cooperate Party A to find new lessee during such one month.

    When Party B violates clauses herein, Party A shall be entitled to investigate default liability of Party B, and demand to compensate loss until this contract is terminated.

Article VIII  Returning house

    After this contract is expired or terminated, Party B shall return house to Party A according to the following provisions.

1.
Party B shall be entitled to recover newly-built, added furniture, electrical equipment at its own expense, restore original condition before living in the house, and guarantee perfect of facility in the house, in case of damage, Party B shall be responsible for maintenance and restoration, and shoulder corresponding expense.

2.	Party B shall cooperate Party A to accept leased house and related facility, handle formalities on surrender of tenancy, pay off amount payable and other refundable article such as key.

3.	After this contract is terminated, if Party B is overdue to return leased house, Party A shall be entitled to recover by force, and demand payment to Party B by day at double rent.

4.
After this contract is terminated, rescinded and tenancy is surrendered, articles of Party B in leased house which are not recovered by Party B when overdue shall be deemed as waive, Party A has the right to dispose, and Party B shall not investigate.

Article IX  Dispute resolution

Any dispute arising from performance of this contract by both parties shall be settled through amicable negotiation, if negotiation fails, both parties shall agree to submit it to arbitral organ in Beijing for arbitration, and execute effective final arbitrament.

Article X  Evidentiary material

    Before this contract is concluded, Party B shall provide Party A with original duplicate of Business License within effective annual inspection period, original and copy of code certificate of the enterprises legal person(Copy shall be preserved by Party A).

Article XI  Effectiveness

    This contract is made in duplicate, one copy for one party respectively, with equal legal force.

    No amendment , alternation can come into force without written confirmation of both parties.

  Lessor (signature):                                                     Lessee (signature or seal):

  Date:

SCHEDULE 4.11(A)
PERSONAL PROPERTY

No.

SCHEDULE 4.11(B)
PERSONAL PROPERTY

No.

SCHEDULE 4.12
INTELLECTUAL PROPERTY; SOFTWARE

1、Software：Insurance Policy Flow Mgt System -phase Ⅱ
2、The ownership of domain name and web site of www.soobao.cn

SCHEDULE 4.19
INSURANCE POLICIES

Supervised by China Insurance Regulatory Commission	Only for sale in Beijing

Compulsory Liability Insurance Policy for Traffic Accidents of Motor Vehicle (duplicate)

Confirming time of insuring: 2009-12-21 13: 42	Confirming code of insuring: 02PICC02090000000000104158747G
POS Transaction Ref No.: 00012849	AECIAA2009Z0A
PICC PROPERAND CASUALTY COMPANY LIMITED	JING:11000900025517
No. of insurance policy: PDAA200911010371083062

The insured	Guang Hua Insurance Agency Company Limited
ID card No. (organization code) of the insured	781742786
Address	Chaoyang District, Beijing	Tel	87216060
Condition of the insured vehicle	License plate No.	JING N61858	Motor vehicle type	Passenger car	Use nature	Non-business use（not including family use）
Engine type	86020079	Identification code (frame No.)	LSGDC82D48E023047
Brand model	Buick SGM6515ATA	Rated passenger capacity	7 people	Rated loading weight:	0.00 kg
Displacement	2.4900L	Power	Date of registration	December, 2008
Liability limit	Limit liability for death and disability compensation	RMB110000	Limit liability for death and disability compensation without responsibility	RMB11000
Limit liability for medical expense	RMB10000	Limit liability for medical expense without responsibility	RMB1000
Limit liability for property loss	RMB2000	Limit liability for property loss without responsibility	RMB100
The floating rate related to the unlawful acts of road traffic safety and the road traffic accidents -10.00%
Total premium (RMB, in capital): Nine Hundred Fifty Eight and Eighteen Cent (RMB958.18) in which the relief fund is ( %)
The duration of insurance is from 0: 00 am on December 22, 2009 to 24: 00pm on December 21, 2010.
Settlement mode of disputes in the insurance contract: submit to the court
Collect vehicle and vessel tax	Unladen mass	1.804	Taxpayer's registration number:	110103781742786
Payable in the year	0.00	Pay overdue tax in the past years	0.00	Overdue fine	0.00
Total (RMB, in capital): 0.00
Tax-free No. (No. of tax exemption certification)	Tax issuing authority
Special agreement
Your car can’t enjoy the Olympic line limit exemption but belongs to the line limit based on the last digit for remission of the compulsory liability insurance.
58.82元The total days remitted are 19 and the remitted insurance is RMB58.82.
The remitted insurance=(1130/365*19).
The insurance amount after remission=the compulsory liability insurance—the remitted insurance

Note of caution
1. Please read the insurance clauses carefully, especially exemption from liability, obligations of the insurance applicant and the insured.
2. Please immediately check after receiving the insurance policy, and if any discrepancy or careless omission please notify the insurer and handle the change formalities.
3. The insurance shall be paid in a lump sum, and please check the insurance policy and the invoice (receipt), if any discrepancy, please contact the insurer in a timely manner.
4. The insurance applicant shall make an honest disclosure of any situation affecting the calculation of the insurance or any important matters with significant increase of danger caused by modification, retrofitting or changing use nature of the insured motor vehicle and notify the insurer to handle the change formalities timely.
5. The insured shall timely notify the insurer once the traffic accident occurs.

Insurer	Company name: Chongwen Sub-branch Company Company address: No.5, Zuo’anmen Inner Street, Chongwen District Post code: 100061	Confirming time of charge collecting: 2009-12-21 13:42 Printing time of insurance policy: 2009-12-21 13:46
Service code: 499900103278 Tel: 95518 Website: www.e-picc.com.cn Signing date: December21, 2009 (seal of insurer)
Beijing Chongwen Sub-branch Company of PICC PROPERAND CASUALTY COMPANY LIMITED (Special seal for insurance business)
Underwriter: Integrated 5                                      Produced by: Chongwen 111                                         Operator: Chongwen 111

Supervised by China Insurance Regulatory Commission	Only for sale in Beijing

Insurance Policy for Motor Vehicle of PICC PROPERAND CASUALTY COMPANY LIMITED (original)
POS Transaction Ref No.: 00012849	AEDAAA2009Z0A
Generating time of insurance policy: 2009-12-21 13: 45	JING:11000900020463
PICC PROPERAND CASUALTY COMPANY LIMITED	No. of insurance policy: PDAA200911010371083062
The insurance slip is attached on the compulsory insurance policy, the printing sequential No. of which is: 11000900025517

Considering the insurance applicant has presented the insurance application to the insurer and agreed to pay the insurance as agreed, the insurer shall bear the liability for damage based on the underwriting insurance type and its clauses as well as the special agreements.

The insured	Guang Hua Insurance Agency Company Limited
Condition of the insured vehicle	License plate No.	JING N61858	Brand model	Buick SGM6515ATA Wagon
VIN Code	Frame No.	LSGDC82D48E023047	Motor vehicle type	Passenger car
Engine type	86020079	Rated passenger capacity: 7 people	Rated loading weight: 0.00 kilogram	The years used: 1 year
Date of initial registration	December, 2008	Annual mean traveled distance: km	Use nature	Non-business use（not including family use）
Driving region	within PRC (not including Hong Kong, Macao, Taiwan)	Purchase price of new car	RMB170,000.00
Insurance type	Insurance rate floating	Insured amount /Liability limit (RMB)	Premium (RMB)
Damage insurance for motor vehicle (A)	-624.90	170,000.00	1,458.10
Third party's liability insurance (B)	-264.90	100,000.00	618.10
Burglary insurance (G)	-248.59	158,780.00	580.04
Liability insurance for people onboard (driver) (D1)	-11.40	10,000.00/seat*1 seat	26.60
Liability insurance for people onboard (passenger) (D1)	-41.40	10,000.00/seat*B seat	96.60
Separate glass broken insurance (F) (domestic glass)	-76.50	178.50
Damage insurance for car body scratching (L)	-171.00	5,000.00	399.00
Special damage insurance for engine (XI)	-31.25	72.91
Not include tax exemption rate (M) CoverA/B/G/D1/L	-216.76	505.77

Total premium (RMB, in capital) Three Thousand Nine Hundred Thirty Five and Sixty Two Cent (RMB3,935.62)
The duration of insurance is from 0: 00am on December22, 2009 to 24: 00pm on December21, 2010.
Special agreement
Settlement mode of disputes in the insurance contract: submit to the court
Note of Caution
1． The insurance contract is made up of insurance clauses, the insurance slip, the insurance policy, the endorsement and the special agreement.
2． Please immediately check after receiving the insurance policy and the corresponding insurance clauses of the insurance types, and if any discrepancy or careless omission please notify the insurer within 48 hours and handle the change or supplement formalities; provided failure to notify overdue, it shall be deemed as unanimity.
3． Please read the corresponding insurance clauses of the insurance types carefully, especially exemption from liability, obligations of the insurance applicant and the insured, compensations as well as the supplementary provisions.
4． Any significant increase of danger caused by modification, retrofitting as well as changing use nature of the insured motor vehicle and resale, transfer or presenting as a gift shall be notified to the insurer in writing and the change formalities shall be finished.
5． The insured shall timely notify the insurer once the traffic accident occurs.

Insurer	Company name: Chongwen Sub-branch Company Service code: 499900103278 Post code: 100061	Confirming time of charge collecting: 2009-12-21 13:42 Printing time of insurance policy: 2009-12-21 13:47
Company address: No.5, Zuo’anmen Inner Street, Chongwen District Tel: 95518 Website: www.e-picc.com.cn Signing date: December21, 2009 (seal of insurer)
Beijing Chongwen Sub-branch Company of PICC PROPERAND CASUALTY COMPANY LIMITED (Special seal for insurance business)
Underwriter: Integrated 5                                     Produced by: Chongwen 111                                             Operator: Chongwen 111